EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     PRESS RELEASE

     Autoliv Declares Dividend And Adopts Rights Plan

     (Stockholm, Aug. 5, 1997) -- The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIV), a world-leading automotive safety company, has today declared a dividend of US$ 0.11 per share of common stock payable on December 4, 1997, to the Autoliv stockholders of record at the close of business on November 6, 1997.

     Autoliv Inc. intends to make payments of dividends four times per year on the first Thursday in the months of September, December, March and June, provided these days are banking days. The previous dividend, which was declared on July 8, will be paid on September 4.

     The Board has furthermore adopted a Shareholder Rights Plan designed to deter coercive takeover tactics and to encourage third parties interested in acquiring Autoliv Inc. to negotiate with the Board of Directors to preserve the best interest of all Autoliv stockholders. To implement the Plan a right will be distributed on December 4, 1997, for each share of Autoliv's common stock to holders of record at the close of business on November 6, 1997. The Plan was not adopted in response to any effort to acquire control of Autoliv and Autoliv is not aware of any such effort.

     Stockholders will receive comprehensive information by mail.

     For further information, contact:
     - Mats Oedman, Director Investor Relations, Autoliv, Tel. +46 (8) 402-0623 or +46 (70) 832-0933